EXHIBIT 10.8

LINE OF CREDIT AND SECURITY AGREEMENT

THIS AGREEMENT is entered into effective as of June 30, 2002, by and between LOWRIE MANAGEMENT, LLLP, a Colorado limited liability limited partnership (“Lowrie”), and VCG HOLDING CORP., a Colorado corporation (“Borrower”).

RECITALS

WHEREAS, Lowrie desires to provide to Borrower, and Borrower desires to obtain from Lowrie, a line of credit with a maximum loan amount of One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) (the “Line of Credit”), on certain terms and conditions as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.  Commitment.    Subject to and in accordance with the provisions of this Agreement, Lowrie agrees to make disbursements under the Line of Credit, and Borrower may draw upon and borrow, in the manner and upon the terms and conditions expressed in this Agreement, amounts that shall not exceed in the aggregate, at any one time outstanding, One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) (the “Commitment Amount”). The Line of Credit shall be a revolving line of credit, against which disbursements may be made to Borrower, repaid by Borrower and additional disbursements made to Borrower, subject to the limitations contained in this Agreement; provided, that Lowrie shall have no obligation to make any disbursement (i) that would cause the outstanding principal balance of the Line of Credit plus all outstanding principal, accrued but unpaid interest and/or Late Charges to exceed the Commitment Amount or (ii) if there is an Event of Default or a Default (as defined below). The Line of Credit shall bear interest on the outstanding principal balance at an annual rate of nine percent (9%), which interest shall be payable monthly, on the third day of each month, beginning on August 3, 2002. If not sooner paid or converted into shares of common stock of Borrower, all outstanding principal, accrued but unpaid interest and other outstanding sums due under this Agreement shall be paid in full on July 3, 2007 (the “Maturity Date”).

2.  Advances.    Advances under the Line of Credit will be made by Lowrie upon receipt by Lowrie of at least five (5) business days’ advance written notice setting forth the amount of advance, accompanied by the certification by the President on behalf of Borrower that: (i) neither a Default nor an Event of Default exists, and (ii) that the outstanding principal balance of the Line of Credit after the requested advance, plus all accrued but unpaid interest will not exceed the Commitment Amount.

3.  The Note.    Borrower’s obligation to pay the principal of and interest on the Line of Credit shall be evidenced by a Convertible Promissory Note (the “Note”), substantially in the form attached hereto as Exhibit A, which shall (i) be duly executed and delivered by Borrower, (ii) be dated as of the date hereof, (iii) be in the stated principal amount of the Line of Credit, (iv) mature on the Maturity Date, (v) bear interest as provided in the Note, and (vi) be governed by this Agreement.

4.  Collateral.    In consideration of the Line of Credit, Borrower hereby grants to Lowrie a security interest in, and assigns and pledges to Lowrie, the collateral (“Collateral”) described in Exhibit B hereto, to secure the payment, performance and observance of all indebtedness, obligations and liabilities of Borrower to Lowrie under this Agreement and the Note.

5.  Default.    The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

a.  The non-payment of any interest due and owing to Lowrie under the Line of Credit and such failure to make payment shall continue for a period of five (5) days or longer from the due date.

b.  Violation by Borrower of any covenant or obligation contained in this Agreement or the Note, or breach of any representation or warranty contained herein or in the Note;

c.  Borrower (i) admits in writing its inability to pay its debts as they become due; (ii) files a petition under any chapter of the Federal Bankruptcy Code or similar law, state or federal, not or hereafter existing; (iii) makes an assignment for the benefit of its creditors; or (iv) is adjudged a bankrupt or insolvent; or

d.  Borrower, without prior written consent of Lowrie, is merged or consolidated with another entity, or sells, transfers or otherwise disposes of substantialy all its assets to another person or entity other than in the ordinary course of business;

Upon occurrence of an Event of Default, Lowrie shall notify Borrower in writing. If the Event of Default is not cured within ten (10) days after the giving of such notice of default, Borrower shall be deemed to be in default under this Agreement (a “Default”).

6.  Default Rate; Late Charges; Acceleration.    Upon Default, Lowrie shall have the right to collect interest on the outstanding principal balance, together with accrued but unpaid interest and Late Charges under the Line of Credit at a rate of eighteen percent (18%) per annum (the “Default Rate”). In the event any of interest or other sum due in connection with the Line of Credit is not made within five (5) days after the due date, Lowrie may, at its option, require the payment of a late charge in the amount of four percent (4%) of the delinquent sum (the “Late Charge”). In addition to any other remedies which Lowrie has hereunder or by law, upon Default, at its option and upon written notice, Lowrie may declare the payment of outstanding principal balance and accrued but unpaid interest and/or Late Charges under the Line of Credit immediately due and payable.

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7.  Enforcement of Collateral.    In addition to any other remedies which Lowrie has hereunder or by law, upon Default, Lowrie shall have the right to enforce its rights in the Collateral by giving notice of the Default to Borrower and foreclosing on the Collateral.

8.  Cumulative Remedies.    All remedies of Lowrie provided for herein are cumulative and shall be in addition to all other rights and remedies provided by law. The exercise of any right or remedy by Lowrie hereunder shall not in any way constitute a cure or waiver of default hereunder or invalidate any act done pursuant to any notice of default, or prejudice Lowrie in the exercise of any of its rights hereunder unless, in the exercise of its rights, Lowrie realizes all amounts owed to it under the Line of Credit.

9.  Prepayment and Cancellation of the Line of Credit.    Borrower shall have the right to prepay the Line of Credit, in whole or in part, in accordance with the terms of the Note.

10.  Representations and Warranties of the Borrower.    Borrower hereby represents and warrants as follows:

a.  Organization; Authority to Enter into Agreement. Borrower is a corporation, duly formed and validly in existence and in good standing under the laws of the State of Colorado. Borrower has full power and authority to enter into this Agreement and to execute and to carry out the provisions of this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Borrower.

b.  No Consents. The execution, delivery and performance by Borrower of this Agreement does not require consent, approval, authorization or license of any governmental authority or a third party.

11.  Warranties and Covenants Regarding Collateral.    Borrower expressly warrants and covenants the following: (i) except for the security interest granted hereby now or hereafter existing, Borrower is the owner of the Collateral free from any adverse lien, security interest or encumbrances and Borrower will defend the Collateral against all claims and demands of all persons at any time claiming the same or interest therein; and (ii) except as otherwise permitted herein, Borrower shall not permit or allow any adverse lien, security interest, or encumbrance upon the Collateral now or hereafter existing, and shall not permit the same to be attached. Borrower further covenants that, until all of the obligations of Borrower under this Agreement have been satisfied in full, Borrower will: (i) not enter into any agreement(s), which are inconsistent with the Borrower’s undertakings and covenants under this Agreement or which restrict or impair Lowrie’ rights hereunder; and (ii) sign any documentation requested by Lowrie which is reasonably necessary or advisable to preserve Lowrie’s security interest in the Collateral.

12.  Restrictions on Sale or Further Encumbrance.    Other than in the ordinary course of business, Borrower agrees not to sell, assign, exchange, or further encumber Borrower’s rights and interests in the Collateral without prior written consent of Lowrie.

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13.  Fee, Costs and Expenses.    Any and all fees, costs and expenses, including reasonable attorneys’ fees and expenses incurred by Lowrie in connection with the enforcement of its rights under this Agreement, including those incurred in defending or prosecuting any actions or proceedings arising out of or related to the Collateral, shall be paid by Borrower on demand by Lowrie and, until paid, shall be added to the amounts due to Lowrie under the Line of Credit.

14.  Waiver.    No waiver by Lowrie of any default shall operate as a waiver of any other default or of the same default on a future occasion.

15. Time.    Time is of essence hereof.

16.  Assignment.    The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto and their personal representatives, successors and assigns, provided, however, that Borrower may not assign its rights or delegate its duties and obligations hereunder without the prior written consent of Lowrie.

17.  Notices.    Any notice required or permitted to be given hereunder shall be in writing and will be deemed received (a) upon personal delivery or upon confirmed transmission by telecopier or similar facsimile transmission device, (b) on the first business day after receipted delivery to a courier service which confirms next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, to the appropriate party at its address set forth below:

If to LOWRIE:

Lowrie Managment, LLLP
1601 W. Evans Avenue, Suite 200
Denver, Colorado 80223
Attn: Troy Lowrie

If to BORROWER:

VCG Holding Corp.
1601 W. Evans Avenue, Suite 200
Denver, Colorado 80223
Attn: Micheal Ocello

With a copy to:

A. Thomas Tenenbaum, Esq.
Gorsuch Kirgis LLP
Tower I, Suite 1000
1515 Arapahoe Street
Denver, Colorado 80202

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18.  Amendments.    No amendment, modification or termination of any provisions of this Agreement shall in any event be effective unless the same shall be in writing and signed by all parties hereto.

19.  Survival of Representations and Warranties.    All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and continue in full force and effect until the obligations of Borrower hereunder evidenced by the Note have been fully paid and satisfied.

20.  Entire Agreement; Severability.    This Agreement, together will all Exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and as severed and/or modified, this Agreement shall remain in full force and effect.

21.  Governing Law; Jurisdiction and Venue.    This Agreement and other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the law of the State of Colorado. Any dispute or litigation with respect to the representations, warranties, terms and conditions of this Agreement, or any other matter between the parties, shall be litigated in the Colorado District Court in and for the City and County of Denver, Colorado and the parties hereby expressly consents to the exclusive jurisdiction and venue in said Colorado District Court.

22.  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LOWRIE MANAGEMENT, LLLP		VCG HOLDING CORP.

By:	/s/ TROY LOWRIE	By:	/s/ MICHEAL L. OCELLO

Name:	Troy Lowrie	Name:	Micheal Ocello

Title:	Pres. of GP	Title:	Pres. of VCG

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EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

$ 1,400,000.00	Denver, Colorado
June 30, 2002

FOR VALUE RECEIVED, the undersigned VCG HOLDING CORP., a Colorado corporation (“Borrower”), hereby promises to pay to the order of LOWRIE MANAGEMENT, LLLP, a Colorado limited liability limited partnership (“Lowrie”), at 1601 W. Evans Avenue, Suite 200, Denver, Colorado 80223, or at such other place as Lowrie or any subsequent holder hereof (the “Holder”) may, from time to time, designate in writing, the principal sum OF ONE MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($1,400,000.00), or so much of that sum as may be advanced under this Note by Lowrie pursuant to the Line of Credit and Security Agreement (defined below), with principal and interest thereon payable as specified in this Note. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Line of Credit and Security Agreement.

1.  Principal and Interest.    Interest shall accrue on the Line of Credit from and after the date of disbursement at an annual rate of nine percent (9%) (the “Interest Rate”). The Interest Rate shall be payable monthly on the third day of each month, beginning on August 3, 2002. Subject to conversion provision of this Note, on July 3, 2002 (the “Maturity Date”), the entire unpaid principal amount and any interest accrued but unpaid and all other sums due under this Convertible Promissory Note (“Note”) shall be paid in full to the Holder.

All payments under this Note shall be made only in lawful money of the United States of America, at such place as the Holder hereof may designate in writing from time to time.

2.  Revolving Loan.    Up to One Million Four Hundred Thousnd and 00/100 Dollars ($1,400,000.00) of the principal amount of this Note may be disbursed, repaid and reborrowed in accordance with the terms of the Line of Credit and Security Agreement, provided that the aggregate of such advances outstanding plus any accrued but unpaid interest at any time does not exceed $1,400,000.00.

3.  Prepayment.    Except for that portion of the outstanding principal, accrued but unpaid interest and/or Late Charges for which Borrower has received a Conversion Notice in accordance with Section 4, this Note may be prepaid in part (or in full) at any time prior to the Maturity Date (except as expressly provided herein), and from time to time, without premium or penalty, and without the prior consent of the Holder hereof, on the conditions that (a) Borrower shall concurrently pay all accrued but unpaid interest on the amount of principal outstanding at the time of each prepayment and any Late Charges then due, and that (b) Borrower shall provide Holder with thirty (30) days’ prior written notice (“Prepayment Notice”) of the amount of the prepayment. If the Holder does not receive the stated prepayment within thirty (30) days a Notice of Prepayment, such nonpayment shall constitute a

Default under this Note and the Line of Credit and Security Agreement and such Notice of Prepayment shall be of no further force or effect.

4.  Conversion.

(a)  Except for that portion of the outstanding principal, accrued but unpaid interest and/or Late Charges for which the Holder has received a Prepayment Notice from Borrower in accordance with Section 3, at the election of the Holder, all or any portion of the outstanding principal, accrued but unpaid interest and/or Late Charges may be converted (a “Conversion”) at any time one year after the date hereof, at the election of the Holder, into shares of Borrower’s Common Stock (“Shares”) at a Conversion price of $1.00 per share (the “Conversion Price”).

(b)  To effect a Conversion of this Note, the Holder shall deliver a written request to convert all or a portion of the outstanding principal, accrued but unpaid interest and/or Late Charges (“Conversion Notice”) to Borrower at its principal office, together with this Note. At its expense, Borrower shall within fifteen (15) business days of its receipt of the original Conversion Notice and this Note, issue and deliver to the Holder at Borrower’s principal office, or at such other place designated by the Holder, a certificate (“Certificate”) evidencing such Shares to which the Holder is entitled upon such Conversion.

(c)  Conversion shall be deemed to be effective on the date Borrower receives the original Conversion Notice and this Note (“Conversion Date”). Thereafter, the Holder shall be treated for all purposes as the record holder of such shares as of the Conversion Date.

(d)  No fractional Shares will be issued in connection with any Conversion hereunder.

(e)  All Shares which may be issued upon the exercise of the rights represented by this Note will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. During the period within which the conversion rights represented by this Note may be exercised, the Borrower will at all times have authorized, and reserved for the purpose of issuance upon exercise of the conversion rights evidenced by this Note, a sufficient number of shares of Common Stock, to provide for the exercise of the conversion rights represented by this Note.

5.  Adjustments.    The number and kind of Shares issuable upon conversion of this Note and the Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)  In case of any reclassification or change of outstanding Shares issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value) or in case of any merger of Borrower with or into another corporation (other than a merger with another corporation in which Borrower is a continuing corporation and which does not result in any reclassification or change of outstanding Shares issuable upon conversion of this Note), or in case of any sale of all or substantially all of Borrowers assets, Borrower shall, as condition precedent to such transaction, execute a new Note, or cause such successor or purchasing corporation, as the case may be, to execute a new Note, substantially in the form, and with the terms, conditions and provisions, of this Note, and providing that the Holder of this Note shall have the right to convert such new Note and, upon such conversion, to receive, in lieu of each Share theretofore issuable upon exercise of this Note, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by the holder of one share of the Borrower’s Common Stock. Such new Note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The provisions of this Section shall similarly apply to successive reclassifications, changes, mergers and sales of assets.

(b)  If Borrower at any time while this Note remains outstanding shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

(c)  Whenever the Conversion Price shall be adjusted pursuant to this Section, Borrower shall prepare a certificate signed by an officer of Borrower setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Conversion Price after giving effect to such adjustment, and shall cause such certificate to be mailed by first class mail, postage prepaid, to the Holder.

6.  Compliance with Securities Act.    By acceptance hereof, the Holder agrees that this Note and the Shares to be issued upon Conversion are being acquired for investment and that it will not offer, sell or otherwise dispose of this Note or any Shares to be issued upon Conversion except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”). In the absence of registration of the Securities issuable upon Conversion, the Holder shall execute a subscription agreement provided by Borrower, which, among other things, confirms that the Shares are being acquired for investment and not with a view to resale or distribution. All Shares issued upon exercise of this Note (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY AND WITHOUT REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, IF ANY, OR PURSUANT TO EXEMPTIONS THEREFROM.

7.  Rights of Holders.    The Holder shall not be entitled to vote or receive dividends or be deemed the record owner of Shares which may at any time be issuable on the Conversion hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of Borrower or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Note shall have been converted and the Shares issuable upon the Conversion hereof shall have become deliverable, as provided herein.

8.  Default and Acceleration.    Time is of the essence in the performance of Borrower’s obligations pursuant to this Note. Upon the occurrence of a Default as set forth in Section 3, and/or as defined in the Line of Credit and Security Agreement, at the option of the Holder hereof, (i) the entire outstanding principal balance, all accrued but unpaid interest and/or Late Charges at once shall become due and payable upon written notice to Borrower, (ii) the Holder may fully enforce its rights in the Collateral given to secure the payment of this Note, and (iii) the Holder may pursue all other rights and remedies available under this Note, any instrument securing payment of this Note, or by law.

9.  Default Rate of Interest.    Upon the occurrence of a Default, Borrower promises to pay interest on the outstanding principal balance of this Note, together with all accrued but unpaid, interest and Late Charges, at a rate of interest equal to eighteen percent (18%) per annum (“Default Rate”).

10.  Late Charge.    If Borrower shall fail to make any payment due under this Note, within five (5) days after the date the same is due and payable, the Holder, at its option, may require the payment of a late charge (“Late Charge”) in the amount of four percent (4%) of the delinquent sum.

11.  Early Discharge.    Upon Conversion of this Note in full, the outstanding principal balance and all accrued but unpaid interest and Late Charges which are converted as provided herein, shall be fully discharged and the Note shall be cancelled and surrendered to Borrower.

12.  Remedies Cumulative.    The rights or remedies of the Holder as provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued at the sole discretion of the Holder singly, successively, or together against Borrower and/or the Collateral described in the Line of Credit and Security Agreement. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

13.  Forbearance.    Any forbearance of the Holder in exercising any right or remedy hereunder or under the Line of Credit and Security Agreement, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the Holder’s right to either require prompt payment when due of all other sums payable hereunder or to declare a Default for failure to make prompt payment. The Holder shall at all times have the right to proceed against any portion of the security held herefor in such order and in such manner as the Holder may deem fit, without waiving any rights with respect to any other security. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

14.  Application of Payments.    All payments made on this Note shall be applied first to any collection costs the Holder may have incurred by procuring Borrower’s performance hereunder, then to payment of the Late Charges, then to payment of accrued but unpaid, interest and the remainder of all such payments shall be applied to the reduction of the outstanding principal balance on this Note.

15.  Usury.    In the event the interest provisions hereof, any exactions provided for herein or in the Line of Credit and Security Agreement or any other instrument securing this Note, shall result, in an effective rate of interest which, exceeds the limit of the usury or any other applicable law, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon the outstanding principal balance of this Note immediately upon receipt of such moneys by the Holder, and any such amount in excess of such outstanding principal balance shall be returned to Borrower.

16.  Line of Credit and Security Agreement.    This Note is executed by Borrower in connection with that certain Line of Credit and Security Agreement between Borrower and Lowrie of even date herewith (the “Line of Credit and Security Agreement”) and this Note is secured by the Collateral described in the Line of Credit and Security Agreement. In the event of any conflict between any provision of the Line of Credit and Security Agreement and any provisions of this Note, the provision of the Line of Credit and Security Agreement shall control.

17.  Jurisdiction.    This Note is to be governed according to the laws of the State of Colorado, without giving effect to conflict of law principles

18.  Binding Effect.    This Note shall be binding upon Borrower, and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

19.  Notice.    All notices required or permitted in connection with this Note shall be given at the place and in the manner provided in the Line of Credit and Security Agreement for the giving of notices.

20.  Attorneys’ Fees.    Borrower further promises to pay all reasonable attorneys’ fees incurred by the Holder in connection with any Default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

IN WITNESS WHEREOF, Borrower has duly executed this Convertible Promissory Note effective as of the day and year first above written.

BORROWER: VCG HOLDING, CORP., a Colorado corporation

By:	/s/ MICHEAL L. OCELLO

Name:	Micheal Ocello

Title:	Pres. of VCG

EXHIBIT B

DESCRIPTION OF COLLATERAL:

Borrower’s obligations under the Line of Credit and Security Agreement and Convertible Promissory Note are secured with the following:

All assets of Borrower, including intellectual property, and Borrower’s shares in Indy Restaurant Concepts, Inc. and VCG Restaurants Indy Inc.

All assets of Indy Restaurant Concepts, Inc., including intellectual property.

All assets of VCG Restaurants Indy Inc., including intellectual property.

All assets of Platinum of Illinois, Inc., including intellectual property.